EXHIBIT (a)(5)(iv)

FOR IMMEDIATE RELEASE

CONTACT:

Leading Brands, Inc.
Tel: (604) 685-5200
Email: info@LBIX.com

LEADING BRANDS, INC. ANNOUNCES
FINAL RESULTS OF ITS TENDER OFFER
and
CONTINUATION OF ITS NORMAL COURSE ISSUER BID

     Vancouver, Canada, June 25, 2012, Leading Brands, Inc. (NASDAQ: LBIX), North America’s only fully integrated healthy branded beverage company, announced today the final results of its tender offer to repurchase up to US$800,000 in value of its common shares through a modified “Dutch auction” tender offer, which expired at 5:00 p.m., New York City time, on Monday, June 18, 2012.

In accordance with the terms and conditions of the tender offer, Leading Brands purchased an additional 2% of its outstanding shares and has accepted for purchase 259,854 of its common shares at a price of US$4.10 per share, for an aggregate cost of approximately US$1,065,400, excluding fees and expenses relating to the tender offer. These shares represent approximately 8% of Leading Brands’ currently outstanding common shares.

Based on the final count by Computershare Investor Services, Inc., the depositary for the tender offer, a total of 487,774 of Leading Brands’ common shares were properly tendered and not properly withdrawn at the final purchase price of US$4.10 per share. Due to the oversubscription of the offer, Leading Brands has been informed by the depositary that shareholders who tendered properly and did not withdraw properly common shares in the offer at US$4.10 per share will have approximately 53.3% of their tendered shares purchased by the Company.

The depositary will promptly issue payment for the shares accepted for purchase in accordance with the terms and conditions of the tender offer. Shares tendered and not accepted for purchase will be returned promptly to shareholders.

As a result of the settlement of the tender offer, Leading Brands has approximately 2,976,814 common shares outstanding.

The Company intends to continue with its previously announced Normal Course Issuer Bid when it is permissible. The Company has approximately US$588,990 remaining available under that program.

The Information Agent for the tender offer is D.F. King & Co., Inc. For questions and information, please call the Information Agent toll free at (800) 714-3312.

About Leading Brands, Inc.
Leading Brands, Inc. (NASDAQ:LBIX) is North America’s only fully integrated healthy beverage company. Leading Brands creates, designs, bottles, distributes and markets its own proprietary premium beverage brands such as TrueBlue® Blueberry Juice, LiteBlue® Blueberry Juice, TrueBlack™ Blackberry Juice, PureBlue®, UnWine®, PureRed®, PureBlack® and PureWhite® SuperJuices and BabyBlue® childrens’ superfruit blends via its unique Integrated Distribution System (IDS)™ which involves the Company finding the best and most cost-effective route to market. The Company strives to use the best natural ingredients hence its mantra: Better Ingredients – Better Brands.

Better Ingredients | Better Brands™

©2012 Leading Brands, Inc.

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All statements contained in this press release, other than statements of historical fact, are forward-looking statements. These statements are based on our current plans and expectations and involve risks and uncertainties that could cause actual future events or results to be different from those described in or implied by such forward-looking statements, including risks and uncertainties regarding: changes in financial markets; changes in economic, political or regulatory conditions or other trends affecting the healthcare, Internet and information technology industries; and changes in facts and circumstances and other uncertainties concerning the completion of the tender offer. Further information about these matters can be found in our Securities and Exchange Commission filings. Except as required by applicable law or regulation, we do not undertake any obligation to update our forward-looking statements to reflect future events or circumstances.

This news release is available at www.LBIX.com